Consent of Independent Auditors

The Board of Directors
Integrated Circuit Systems, Inc.

The audit referred to in our report dated August 4, 1999, included the related financial statement schedule for the fiscal year ended July 3, 1999. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein. We also consent to the incorporation by reference in the registration statements (No. 333-40428 and No. 333-42392) on Form S-8 of Integrated Circuit Systems, Inc. dated June 29, 2000 and July 28, 2000, respectively, of our report dated August 4, 1999, which report appears in the June 30, 2001 annual report on Form 10-K of Integrated Circuit Systems, Inc.

KPMG LLP

Philadelphia, Pennsylvania
September 6, 2001